Exhibit 99.1

Ur-Energy Provides 2018 Q4 Operational Results

Littleton, Colorado (PR Newswire – January 14, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for fourth quarter 2018.

Highlights

	Lost Creek Operations
	Units	2018 Q1	2018 Q2	2018 Q3	2018 Q4	2018

U3O8 Captured	(‘000 lbs)	84.0	89.2	80.6	48.4	302.2
U3O8 Dried & Drummed	(‘000 lbs)	80.0	74.3	78.4	53.7	286.4
U3O8 Sold (from production)	(‘000 lbs)	10.0	0	0	0	10.0
U3O8 Sold (from purchased lbs)	(‘000 lbs)	370.0	100.0	0	0	470.0

Average Flow Rate	(gpm)	2,432	2,517	2,247	2,019	2,303
U3O8 Head Grade	(mg/l)	33	34	34	23	31

Lost Creek Uranium Production and Sales

For the quarter, 48,304 pounds of U3O8 were captured within the Lost Creek plant, 53,654 pounds of U3O8 were packaged in drums and 67,040 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At December 31, 2018, inventory at the conversion facility was approximately 375,803 pounds U3O8.

In 2018, sales totaled $23.5 million from 480,000 pounds sold. Our overall price per pound sold averaged $48.86. There was one small, tax driven, spot sale of 10,000 pounds in 2018 from Lost Creek production. We delivered 470,000 purchased pounds into contractual obligations at an average price of $49.40. Purchases for these deliveries averaged $24.42 per pound. Gross profits from contractual sales were $11.7 million, which represents a gross profit margin in excess of 50%.

Lost Creek Operations

Lost Creek celebrated its fifth anniversary in August and after more than five continuous years of operation, our production now stands at approximately 2.7 million pounds captured through the end of 2018. During this time, we delivered approximately 2.2 million pounds of Lost Creek production to our customers as well as another 1.2 million of purchased pounds for a total of 3.4 million pounds sold.

To date, our first mine unit (“MU1”) has recovered over 91% of the estimated under-pattern resource, based upon the revised and updated Lost Creek Preliminary Economic Assessment (as amended, February 2016, the “PEA”). This is compared to an accepted industry standard of 70% to 80% recovery of under-pattern resource. As well, project economics in the PEA were based on an 80% recovery. In addition, the operating patterns in our second mine unit (“MU2”) have recovered nearly 65% of their estimated under-pattern resources with the bulk of those operating less than a year.

Guidance for 2019

Spot uranium prices recovered approximately 17% in 2018. Should uranium pricing continue to improve, or following a successful outcome of the ongoing Section 232 uranium investigation in the United States, the Company stands ready to ramp up production to full capacity at Lost Creek and initiate development activities at Shirley Basin.

It should be noted that the only reason the Company reduced production levels beginning in 2016 was in response to a persistently weak uranium market. Nevertheless, we have remained operationally ready to increase production to pre-2016 levels, or higher, when market conditions warrant the futher development of our fully-permitted MU2 at Lost Creek. Lost Creek operations could increase production rates in as little as six months following a go decision simply by developing additional header houses within MU2. Development expenses during this time are estimated to be less than $14 million and are almost entirely related to MU2 drilling and header house construction costs. Lost Creek does not require any significant capital expeditures in order to increase production. The Lost Creek plant has been very well maintained and is fully ready to receive additional flows for increased production when warranted.

Meanwhile, we continue to pursue the permitting and licensure of our second operation at the Shirley Basin project, also in Wyoming. The preliminary economic assessment for this project was completed in 2015 and, since then, we monitored with great interest the State of Wyoming’s pursuit and development of its Uranium Recovery Program and were delighted when the program was stood up in September 2018. Currently, we are working with the State to advance the process for our Shirley Basin project to secure the licenses and permits necessary to begin staged construction and development of the project in 2019, with full operation as early as mid-2020. Again, in response to an improving uranium market, or following the successful outcome of the Section 232 uranium investigation, we plan to initiate construction and development activities at Shirley Basin following the ramp up of the Lost Creek operation.

In 2019, we expect to deliver 500,000 pounds into our term contracts at an average price of approximately $49 per pound. We have corresponding purchase contracts in place for 500,000 pounds at an average cost of $26 per pound. Gross profits are expected to generate approximately $11.5 million from the sale of purchased product. 97,500 pounds are scheduled to be sold in Q1 2019.

We currently have over 375,000 pounds of finished, ready-to-sell, product inventory in storage at the conversion facility. The value of the product at today’s spot price is approximately $10.7 million. However, we intend to hold and modestly build this inventory during the year in order to satisfy our remaining contractual sales obligations of 415,000 pounds at an average sales price of $47 per pound, the majority of which will be sold in 2020. The inventoried pounds, or the in-the-money contracts themselves, can readily be converted to cash on an as-needed basis.

Regarding the Section 232 trade action, the Department of Commerce (“DOC”) continues its investigation into the impact of uranium imports on national security. DOC investigators toured Lost Creek and projects operated by our co-Petitioner, Energy Fuels, during Q4 2018. DOC will submit its report to the President containing the Secretary’s findings and recommendations of a proposed remedy, if any, in Q2 2019. Following receipt of the report, the President has up to 90 days to act on the Secretary’s report.

We will provide further guidance for 2019 production and other operational matters in our Annual Report on Form 10-K, which is currently anticipated to be filed on Friday, March 1, 2019, and throughout the year as matters progress.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations and the timing and ability to ramp up operations; timing and outcome for resolution of the Section 232 trade action or other changes to the uranium market; timing and outcome for all permitting and licensure of the Shirley Basin project and for the subsequent buildout of the project; and whether adjustments of production rates at Lost Creek will be necessary or appropriate during 2019) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.